The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                         PHYLLIS MAXWELL'S GROUPS, INC.

                                1,000,000 SHARES
                                  COMMON STOCK

          The minimum number of shares that an investor may purchase is 1000. There is no trading market for our common stock; it is not listed on any national securities exchange, the Nasdaq stock market, or the over the counter market.

         We are offering the shares directly on an all or none, best-efforts basis. The offering was scheduled to end on May 3, 2001, a date which is 90 days from the date of this prospectus. However, it has been extended by us for an additional 30 days to June 2, 2001. Therefore, all references throughout this Prospectus to the offering end date of May 3, 2001 are updated to an offering end date of June 2, 2001. All funds received from the subscribers will be held in escrow in an interest bearing account. If all shares offered are not sold by June 2, 2001, the offering will terminate and all funds received from the subscribers will be returned promptly. Each of our officers and directors or affiliated persons or related parties may, but are not obligated to, purchase up to 100,000 shares on the same terms and conditions as all other investors. The shares purchased by our officers and directors or affiliated persons or related parties may be purchased for investment and not for resale and will be included in determining whether the minimum offering criteria has been satisfied.

           See "Risk Factors" beginning on page 4 for a discussion of risks to consider before purchasing our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares offered by this Prospectus have not been registered in the State of Florida. Any sales of the shares in the State of Florida shall be voidable by the purchasers of those shares within three days after the receipt of consideration by the escrow agent from those purchasers.

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                Price to the Public(1)       Maximum Commissions(1)       Proceeds to the Company
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Per Share                                  $0.05                         -0-                      $50,000.00
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total 1,000,000 Shares                  $50,000.00                       -0-                      $50,000.00

------------------------------- ---------------------------- ---------------------------- ----------------------------

(1)      We are offering the shares directly on an all or none best efforts basis.

                The date of this prospectus is February 2, 2001.